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                                                                   EXHIBIT 3.2.2

                AMENDMENT NO. 2 TO AMENDED AND RESTATED BYLAWS OF
                        CAPITAL SENIOR LIVING CORPORATION


         The amendments to the Bylaws of Capital Senior Living Corporation, a Delaware corporation (the "Corporation"), set forth below were duly adopted by the Board of Directors of the Corporation at a meeting held January 16, 2003.

         Sections 6.7 through 6.11 of the Bylaws are hereby amended to read in their entirety as follows:

                  "6.7 Chairman. The chairman of the Corporation shall have duties of general business development, designated loan negotiations on behalf of the Corporation, litigation supervision involving the Corporation, and human resource supervision involving the non-facility based employees, with all such powers with respect to these duties as may be reasonably incident to such responsibilities. The chairman shall report to the Corporation's chief executive officer and the Corporation's board of directors and shall have such other powers and duties as may be prescribed by the board of directors.

                  6.8 Chief Executive Officer. The chief executive officer of the Corporation shall have the general control, management and supervision of the business and affairs of the Corporation and all of its assets, properties, operations, executive and other officers and employees. In general, the chief executive officer shall have and be permitted to exercise all of the powers and responsibilities usually appertaining to the office of chief executive officer of a corporation. The chief executive officer shall report to the Corporation's board of directors and shall have such other powers and duties as may be prescribed by the board of directors.

                  6.9 President and Chief Operating Officer. The president and chief operating officer of the Corporation shall have general oversight of the management, marketing and development of the Corporation's properties, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. The president and chief operating officer shall report to the Corporation's chief executive officer and the Corporation's board of directors and shall have such other powers and duties as may be prescribed by the board of directors.

                  6.10 Chief Financial Officer. The chief financial officer of the Corporation shall be the principal accounting and financial officer of the Corporation and shall have the general control, management and supervision of all matters pertaining to the


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                  accounts and finances of the Corporation, including its
                  internal accounting controls and procedures, audited and unaudited financial statements, books of account, payment and collection procedures, bank accounts and deposits, and other related matters. In general, the chief financial officer shall have and be permitted to exercise all of the powers and responsibilities usually appertaining to the office of chief financial officer of a corporation. The chief financial officer shall report to the Corporation's chief executive officer and the Corporation's board of directors and shall have such other powers and duties as may be prescribed by the board of directors.

                  6.11  [Intentionally Omitted]"